Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132065 and Registration Statement No. 333-161511 on Forms S-8 and Registration Statement No. 333-171290 on Form S-3 of our reports dated February 23, 2012, relating to the consolidated financial statements and financial statement schedule of Rockwood Holdings, Inc. and Subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Parsippany, New Jersey
February 23, 2012